Exhibit 99.1

MEDIA CONTACT
Donna Giordano
972-471-6512
ir@mannatech.com

Mannatech Announces Share Repurchase Program

(Flower Mound, Texas) August 14, 2020 – Mannatech, Incorporated (NASDAQ: MTEX), today announced that its Board of Directors has approved a share repurchase program to acquire up to $1.0 million of its outstanding common stock. The authorized repurchases will be made from time to time in the open market, through block trades or in privately negotiated transactions. The timing, volume and nature of share repurchases will be at the discretion of management and dependent on market conditions, applicable securities laws and other factors, and may be suspended or discontinued at any time. No assurance can be given that any particular amount of common stock will be repurchased. All or part of the repurchases may be implemented under a Rule 10b5-1 trading plan, which would allow repurchases under pre-set terms at times when the Company might otherwise be prevented from doing so under insider trading laws or because of self-imposed blackout periods. This repurchase program begins on August 17, 2020 and ends on the earlier of (i) August 16, 2021 or (ii) the purchase of common stock having an aggregate purchase price of $1.0 million, and may be modified, extended or terminated by the Board of Directors at any time. The Company intends to finance the repurchases with available cash.

About Mannatech
Mannatech, Incorporated, offers a full body wellness experience that makes a difference in the lives of people across the world. Through its innovative Glyconutrition products, Mannatech changes lives, providing an unprecedented level of natural wellness, freedom and purpose. With more than 25 years of experience and operations in 25 markets^, Mannatech is committed to changing lives. For more information, visit Mannatech.com.

^ Mannatech operates in China under a cross-border e-commerce platform that is separate from its network marketing model.

Please Note: This release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally can be identified by use of phrases or terminology such as “may,” “will,” “should,” "hope," “could,” “would,” “expects,” “plans,” “intends,” “anticipates,” “believes,” “estimates,” “approximates,” “predicts,” “projects,” “potential,” and “continues” or other similar words or the negative of such terminology. Similarly, descriptions of Mannatech’s objectives, strategies, plans, goals or targets contained herein are also considered forward-looking statements. Mannatech believes this release should be read in conjunction with all of its filings with the United States Securities and Exchange Commission and cautions its readers that these forward-looking statements are subject to certain events, risks, uncertainties, and other factors. Some of these factors include, among others, the outbreak of the novel coronavirus ("COVID-19") pandemic, Mannatech’s inability to attract and retain associates and preferred customers, increases in competition, litigation, regulatory changes, and its planned growth into new international markets. Although Mannatech believes that the expectations, statements, and assumptions reflected in these forward-looking statements are reasonable, it cautions readers to always consider all of the risk factors and any other cautionary statements carefully in evaluating each forward-looking statement in this release, as well as those set forth in its latest Annual Report on Form 10-K, and Quarterly Report on Form 10-Q, and other filings filed with the United States Securities and Exchange Commission, including its current reports on Form 8-K. All of the forward-looking statements contained herein speak only as of the date of this release.

Contact Information:
Donna Giordano
Manager, Executive Office Administration
972-471-6512
ir@mannatech.com
www.mannatech.com